Exhibit 10.10

Applied Therapeutics Inc. 340 Madison Avenue, 19th Floor New York, NY 10173 212.220.9319 www.appliedtherapeutics.com

CONFIDENTIAL

Riccardo Perfetti, MD, PhD

Dear Dr. Perfetti:

Applied Therapeutics Inc., a Delaware corporation (the “Company”), is pleased to provide this offer to you for the position of Chief Medical Officer on the terms described below.

1.              Position. The position of Chief Medical Officer (CMO) will report directly to the Company’s CEO. Your primary duties will be to direct clinical research and development programs, regulatory activities, medical marketing strategy, KOL engagement and other customary support that a CMO provides. By signing this letter, you confirm that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company upon your specified start date as outlined below.

2.              Compensation and Employee Benefits. You will be paid a starting salary at the rate of $450,000 per year, to be reviewed annually. You will also be eligible for a discretionary annual bonus, at a target rate of 40% of your salary. For the first year, a minimum of half of the 40% bonus will be guaranteed. Additionally, you will receive a sign-on bonus of $100,000, of which $50,000 will be paid on first day of employment, and the remaining $50,000 paid on the one-year anniversary of your start date.

The CMO will be granted options, which will vest over three years subject to continuation of service (33% to vest on the first anniversary of issuance, and then monthly thereafter in straight line vesting for a period of 24 months thereafter). Such option package will represent approximately 2.0% of current stock on a fully diluted basis (3,863 shares).

As a regular employee of the Company you will also be eligible to participate in a number of Company-sponsored benefits (customarily available to executive employees) which, will be provided to you. Such benefits will include a customary 6 month severance package.

3.              Confidential Information and Invention Assignment Agreement. You will be required, as a condition of your to serving as the Company’s CMO, to sign the Company’s standard Confidential Information and Invention Assignment Agreement.

4.              Relationship. The arrangement with the Company is for no specific period of time. Your agreement with the Company will be “at will,” meaning that either you or the Company may terminate at any time and for any reason, with or without cause, upon 30 days prior written notice.

5.              Outside Activities/Non-Compete. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. In addition, for a period of one year following your separation from the Company, you agree not to solicit or engage in any commercial relationship with any employees, consultants or current or prospective shareholders, business partners or other business relationships or prospects of the Company.

6.              Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

7.              Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date and return them to me. As required, by law, your agreement with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States as well as providing any necessary tax identification documentation the Company may request. This offer, if not accepted, will expire at the close of business on May 16, 2018.

With the formalities covered, we are thrilled you are joining the team. As discussed, your start date will be on or around August 27, 2018 or a date to be mutually agreed.

Very truly yours,

Applied Therapeutics Inc.

By:	/s/ Shoshana Shendelman, PhD
Name:	Shoshana Shendelman, PhD
Title:	Chief Executive Officer

ACCEPTED AND AGREED

By:	/s/ Riccardo Perfetti, MD, PhD
Name:	Riccardo Perfetti, MD, PhD